Exhibit 10.22

Attachment E-4

GLOBAL TERMS
FOR 2021 PERFORMANCE SHARE UNIT AWARD
UNDER THE ORGANON & CO. 2021 INCENTIVE STOCK PLAN

I.GENERAL INFORMATION

These Performance Share Units (“PSUs”) are granted under and subject to the Global Terms for 2021 Performance Share Unit Award, including any additional terms and conditions for Grantee’s country in Appendix A (the “Award Terms”) and the Organon & Co. 2021 Incentive Stock Plan (the “Organon ISP”). Unless otherwise defined herein, capitalized terms used in these Award Terms shall have the same meanings as provided in the Organon ISP.

IMPORTANT NOTICE: This grant requires the holder (“you”) to affirmatively accept it. You MUST log onto the Morgan Stanley website at (http://www.morganstanley.com/spc/knowledge/managing- equity/managing-your-existing-awards/accepting-awards-grants/) to accept your grant. Follow the procedure described on the Morgan Stanley website to accept your PSU Award within 90 days. Failure to accept the terms and conditions of your PSU Award within 90 days may result in forfeiture of the PSU Award.
II.DEFINITIONS. For the purpose of these Award Terms:

“ARCA Pharmaceutical Index" are the companies used by the Committee in evaluating the Company’s TSR Performance for the entire Award Period. For 2021 and for so long thereafter during the Award Period that such companies are publicly traded on a nationally recognized stock exchange, the following are the constituents of the ARCA Index, except as described below.

<<Table with constituents to be inserted based on ARCA Index as of the grant date>>

The Committee intends that the listing of companies in the index be subject to adjustments as may be necessary to reflect merger, reorganization, recapitalization, extraordinary cash dividend, combination of shares, consolidation, rights offering, spin off, split off, split up, bankruptcy, liquidation, acquisition, or other similar change in any constituent of the ARCA Pharmaceutical Index.

In the event a constituent company files for bankruptcy or liquidates due to an insolvency, such company shall continue to be treated as a constituent company, and such company’s ending stock price will be treated as $0 if the common stock (or similar equity security) of such company is no longer listed or traded on a national securities exchange on the last trading day of the Award Period (and if multiple constituent companies file for bankruptcy or liquidate due to an insolvency, such members shall be ranked in order of when such bankruptcy or liquidation occurs, with earlier bankruptcies/ liquidations ranking lower than later bankruptcies/liquidations). In the event of a formation of a new parent company by a constituent company, substantially all of the assets and liabilities of which consist immediately after the transaction of the equity interests in the original constituent company or the assets and liabilities of such company immediately prior to the transaction, such new parent company shall be substituted for the original constituent company to the extent (and for such period of time) as its common stock (or similar equity securities) are listed or traded on a national securities exchange but the common stock (or similar equity securities) of the original constituent company are not. In the event of a merger or other business combination of two constituent companies (including, without limitation, the acquisition of one constituent company, or all or substantially all of its assets, by another constituent company), the surviving, resulting or successor entity, as the case may be, shall continue to be treated as constituent company, provided that the common stock (or similar equity security) of such entity is listed or traded on a national securities exchange through the last trading day of the Award Period. With respect to the preceding two sentences, the applicable stock prices shall be equitably and proportionately adjusted to the extent (if any) necessary to preserve the intended incentives of the awards and mitigate the impact of the transaction.

“Award Period” means the period commencing on the Grant Date and ending on the day preceding the third anniversary of the grant date. The award will vest at the end of the Award Period (the “Vesting Date”). The PSUs will be settled as soon as practicable after the Vesting Date and after the Final Award has been determined by the Committee, but in no event later than March 15 of the year following the year in which the Vesting Date occurs.

“Cause” means a Grantee’s (i) material breach of any written agreement between the Grantee and the employer, including the Grantee’s breach of any material representation, warranty or covenant made under any such agreement, or the Grantee’s breach of any written policy or code of conduct established by the employer and applicable to the Grantee; (ii) commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement; (iii) commission of, or conviction or indictment for, or pleading no contest (or local equivalent) to, any crime (which carries a custodial sentence) or any crime involving moral turpitude; or (iv) willful failure or refusal to perform grantee’s duties to the employer or to follow any lawful directive from the Board or Grantee’s supervisor.

“Code” means the Internal Revenue Code of 1986 or any successor thereto.

“Disability” means the inability to perform the material duties of the Grantee’s role by reason of a physical or mental infirmity that is expected to last for at least six months or to result in his or her death, whether or not he or she is eligible for disability benefits from any applicable disability program.

“Final Award” means the percentage of the Target distributed as described in Section III hereof.

“Grant Date” means the date as of which a Performance Share Unit is granted, which shall be the third business day following the Company’s first earnings release after July 31, 2021.

“Involuntary Termination” means termination of employment by the Company or its affiliates in a manner that entitles the Grantee to benefits under the applicable separation benefits plan and specifically excludes non- performance of his or her duties and other termination reasons such as Sale, Retirement, Death, Disability, Misconduct, Cause or Change in Control.

“Performance Share” means a phantom share of the Company’s common stock. Until distributed pursuant to Section VI, Performance Shares shall not entitle the holder to any of the rights of a holder of common stock, including voting rights; provided, however, that the Committee retains the right to make adjustments as described in Section VII of the Organon ISP.

“Performance Unit Grantee” or “Grantee” means an eligible employee who receives a Performance Share Unit.

“Performance Share Unit” or “PSU” or “PSU Award” means an award of Performance Shares as described in these Award Terms.

“Retirement” means for Grantees who are employed in the U.S., a termination of employment after attaining the earliest of (a) age 55 with at least 10 years of service (b) age 65 without regard to years of service. For other Grantees, “retirement” is determined by the Company, in its sole discretion. The Company reserves the right to modify any definition of retirement established for purposes of this PSU Award and/or adjust the consequences of termination due to retirement in order to comply with local law.

“Target Shares” means the number of Performance Shares that will be distributable if the Performance Measures are achieved at the level identified as “target” for the entire Award Period.

“Total Shareholder Return” or “TSR” means the change in value of one share of the Company’s common stock over the Award Period, considering stock price appreciation (or depreciation) and the reinvestment of dividends. The beginning stock price will be calculated using the 20-day trading average for the Company’s stock ending one business day before the Grant Date. The ending stock price will be calculated using the 20- day trading average for the Company’s stock ending on the last business day of the Award Period. Dividends will assume to be reinvested as of the ex-dividend date and will be measured from the beginning of the 20- day trading period preceding the grant date and through the end of the Award Period.

“TSR Performance Payout” means the percentage of Target Shares to be paid out based upon the Company’s TSR Performance over the Award Period as determined under paragraph B of Section III.

III.CALCULATION OF FINAL AWARD OF PERFORMANCE SHARE UNITS

The Performance Unit Grantee shall earn and vest in the number of PSUs to the extent provided for in this Section III unless otherwise provided for in Section V (“Termination of Employment”).

A.Performance Metrics

Target Shares awarded under the PSU Award will be measured 100% based on the Company’s TSR performance relative to the TSR performance of the ARCA Pharmaceutical Index over the Award Period.

B.TSR Performance Payout

1.The TSR Performance Payout shall be determined per the below payout scale:

Performance Level	Percentile Rank	Payout %
Maximum	80th percentile and above	200%
Target	55th percentile	100%
Threshold	30th percentile	50%
Below Threshold	Below 30th percentile	0%

For TSR Percentile Rank performance for the Award Period between the levels indicated above, the portion of PSUs that vest will be determined on a straight-line basis (i.e., linearly interpolated) between the two nearest vesting percentages indicated above. The PSUs that do not vest will terminate. Notwithstanding the foregoing:
2.If the Company’s absolute TSR over the Award Period is negative, then in no event will the TSR Performance Payout be greater than 100%.
C.The Final Award
Represents the number of Target Shares adjusted by the final payout percentage as determined in Paragraph B above.

IV.DIVIDEND EQUIVALENTS

During the Award Period, dividend equivalents will be accrued on the Performance Shares if and to the extent dividends are paid by the Company on its common stock. Payment of such dividend equivalents will be made, without interest or earnings, at the end of the Award only on the Final Award. Such dividend equivalents shall be paid as additional shares in an amount equal to the sum of the dividend equivalents paid during the Award Period on the Final Award divided by the price of a share of common stock on the date the Final Award is determined. If any portion of this PSU Award lapses, is forfeited or expires, no dividend equivalents will be credited or paid on such portion. Any payment of dividend equivalents will be reduced to the extent necessary for the Company to satisfy any tax or other withholding obligations or rights.
V.TERMINATION OF EMPLOYMENT

If the Grantee’s employment with the Grantee’s employer (the “Employer”) or if different, the Company or a parent, subsidiary, affiliate or joint venture (“JV”) of the Company is terminated during the Award Period, the Grantee’s right to this PSU Award will be determined according to the terms in this Section V and for grantees outside the U.S., the “Nature of Grant” section in Appendix A.

A.General Rule
If a Grantee’s employment is terminated during the Award Period for any reason other than those specified below, this PSU Award will be forfeited on the date employment ends as determined for grantees outside the
U.S. in accordance with paragraph (12) of the “Nature of Grant” section of Appendix A. For the avoidance of doubt, unless otherwise provided below, service during any portion of the Award Period shall not entitle Grantee to vest in a pro rata portion of this PSU Award.
B.Joint Venture
A transfer of a Grantee’s employment to a JV, including, in the case of grants to Legacy Merck Employees, any other entity in which the Company has determined that it has a significant business or ownership interest, is not considered termination of employment for purposes of this PSU Award. Such employment must be approved by, and contiguous with employment by, the Company. The terms set out below apply to this PSU Award while a Grantee is employed by the JV or other entity.

C.Other Terminations

If primary reason your employment ends is due to:	Here’s what happens to your Performance Share Units (PSUs):
Voluntary Termination
If the Grantee’s employment ends after the Award Period has ended but prior to the payout date, the PSU Award and accrued dividend equivalents will be distributed to the Grantee at such time as they would have been paid if the Grantee’s employment had continued, based on actual performance during the Award Period as determined in accordance with Section III.

For the avoidance of doubt, if the Grantee’s employment ends during the Award Period, the PSU Award and accrued dividend equivalents will be forfeited on the date the Grantee’s employment ends.

Misconduct Termination for poor performance or for Cause

Notwithstanding if the Award Period has ended, if the Grantee’s employment ends prior to the payout date, this PSU Award and accrued dividend equivalents will be forfeited on the date the Grantee’s employment ends.

Involuntary Termination (not for poor performance) Retirement Death Disability
A pro rata portion of the unvested PSU Award and accrued dividend equivalents (based on the number of completed months held during the Award Period prior to the date employment terminated) will be distributed to the Grantee at such time as they would have been paid if the Grantee’s employment had continued, based on actual performance during the Award Period as determined in accordance with Section III. The remainder will be forfeited on the date the Grantee’s employment ends.

The pro rata portion shall be determined by multiplying the Final Award by a fraction, the numerator of which is the number of completed months in the Award Period during which the Grantee was employed by the Employer or the Company or any subsidiary, affiliate, or JV of the Company, and the denominator of which is the total number of months during the Award Period.1

Sale (for example, sale of your subsidiary, division or JV)
The following portion of this PSU Award and accrued dividend equivalents will be distributed to you at such time as it would have been paid if the Grantee’s employment had continued, based on actual performance during the Award Period as determined in accordance with Section III:
•one-third if employment terminates on or after the Grant Date but before the first anniversary thereof (the remainder will be forfeited on the date the Grantee’s employment ends); and
•all if employment terminates on or after the first anniversary of the Grant Date.

Change in Control of the Company
If there is a Change in Control during the first year of the Award Period, the PSU Award will be converted to a Restricted Stock Unit award at 100% of target and become payable on the scheduled vesting date subject to the Grantee’s continuous employment.
If there is a Change in Control after the first year of the Award Period , the PSU Award will be converted to a Restricted Stock Unit award based on actual relative TSR through the Change in Control date using the Change In Control stock price as the ending price for Organon and become payable on the scheduled vesting date subject to the Grantee’s continuous employment.

1 The total number of months during the Award Period of a grant that vests over three years is 36 months.

In the event of an involuntary termination without Cause before the second anniversary after the closing of a Change in Control, the unvested Restricted Stock Unit award (which was converted from the PSU Award at the time of the Change in Control) shall become fully payable on the scheduled vesting date.
If the surviving, successor or acquiring company does not assume the unvested award or substitute similar awards, the Grantee’s award will generally vest and settle prior to the effective time of such Change in Control, as provided in Section 25(b) of the Organon ISP.

VI.DISTRIBUTION OF PERFORMANCE SHARES

A.General Rule
Following the end of the Award Period, each Grantee shall be entitled to receive a number of shares of the Company’s common stock equal to the Final Award plus the shares for accrued dividend equivalents set forth in Section IV, rounded to the nearest whole number (no fractional shares shall be issued). Such distribution shall be made as soon as administratively feasible, but in no event later than March 15 of the year following the year in which the Vesting Date occurs in accordance with Section III. Unless otherwise determined by the Committee, the Company shall withhold any applicable taxes directly from a Performance Share Unit before it is denominated in actual shares of common stock.
B.Death
In the case of distribution on account of a Grantee’s death, the portion of the Performance Share Unit distributable shall be distributed to the Grantee’s estate. Unless the Committee determines otherwise, the Company will withhold any applicable taxes directly from a Performance Share Unit before it is denominated in actual shares of common stock.

VII.TRANSFERABILITY

Prior to distribution pursuant to Section VI, the PSU Award shall not be transferable, assignable or alienable except by will or the laws of descent or distribution following a Grantee’s death.
VIII.DATA PRIVACY

The Company is located at 30 Hudson Street, Floor 33, Jersey City, NJ 07302 U.S.A. and grants employees of the Company and any parent, subsidiary, affiliate or JV of the Company, the opportunity to participate in the Plan, at the Company's sole discretion. If Grantee would like to participate in the Plan, Grantee understands that Grantee should review the following information about the Company’s data processing practices and declare his or her consent.
A.Data Collection and Usage
The Company collects, processes and uses Grantee’s personal data, including, name, home address, email address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of common stock or directorships held in the Company, and details of all awards, canceled, vested, or outstanding in Grantee’s favor, which the Company receives from Grantee or his or her Employer. If the Company offers Grantee the opportunity to participate in the Plan, then the Company will collect Grantee’s personal data for purposes of allocating stock and implementing, administering, and managing the Plan. The Company’s legal basis for the processing of Grantee’s personal data would be
Grantee’s consent.
B.Stock Plan Administration Service Providers
The Company transfers participant data to Morgan Stanley, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the
Plan. In the future, the Company may select a different service provider and share my data with another company that serves in a similar manner. The Company’s service provider will open an account for Grantee.

Grantee will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to Grantee’s ability to participate in the Plan.
C.International Data Transfers
The Company and its service providers are based in the United States. If Grantee is outside of the United States, Grantee should note that Grantee’s country has enacted data privacy laws that are different from the United States. The Company’s legal basis for the transfer of Grantee’s personal data is Grantee’s consent.
D.Data Retention
The Company will use Grantee’s personal data only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. When the Company no longer needs Grantee’s personal data, which will generally be seven years after Grantee participates in the Plan, the Company will remove it from its systems. If the Company keeps data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations.
E.Voluntariness and Consequences of Consent Denial or Withdrawal
Grantee’s participation in the Plan and his or her grant of consent is purely voluntary. Grantee may deny or withdraw his or her consent at any time. If Grantee does not consent, or if Grantee withdraws his or her consent, Grantee cannot participate in the Plan. This would not affect Grantee’s salary as an employee; Grantee would merely forfeit the opportunities associated with the Plan.
F.Data Subject Rights
Grantee has a number of rights under data privacy laws in his or her country. Depending on where Grantee is based, his or her rights may include the right to (i) request access or copies of personal data the Company processes, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions on processing, (v) portability of data, (vi) to lodge complaints with competent authorities in Grantee’s country, and/or (vii) a list with the names and addresses of any potential recipients of the Grantee’s personal data. To receive clarification regarding Grantee’s rights or to exercise Grantee’s rights please contact the Company at Attn: Global Privacy Office, 30 Hudson Street, Floor 34, Jersey City, New Jersey, U.S.A. 07302 or at privacyoffice@organon.com.
G.Collection, Use and Transfer of Personal Data
The collection, use and transfer of Grantee’s personal data for the purpose of implementing, administering, and managing Grantee’s participation in the Plan is conducted in accordance with the Company’s Global Privacy and Data Protection Policy. Grantee also understands that the Company may, in the future, request Grantee to provide another data privacy consent. If applicable and upon request of the Company, Grantee agrees to provide an executed acknowledgement or data privacy consent form to the Company or the Employer (or any other acknowledgements, agreements, or consents) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in Grantee’s country, either now or in the future. Grantee understands that he or she will not be able to participate in the Plan if he or she fails to execute any such acknowledgement, agreement or consent requested by the Company and/or the Employer.
If Grantee agrees with the data processing practices described in this notice, Grantee will declare his or her consent by clicking the “Accept” icon on the Morgan Stanley website.
IX.GOVERNING LAW AND VENUE

This document may be amended only by another written agreement between the parties. The PSU Award shall be construed in accordance with and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of laws. Unless otherwise set forth in the applicable grant agreement, the State and Federal courts located in the State of Delaware shall have exclusive jurisdiction for any action brought pursuant to the PSU Award.

X.SEVERABILITY

The provisions of this document are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
XI.WAIVER

Grantee acknowledges that a waiver by the Company of breach of any provision of this document shall not operate or be construed as a waiver of any other provision of this document or of any subsequent breach by Grantee or any other grantee.
XII.ELECTRONIC ACCEPTANCE

The Company may, in its sole discretion, decide to deliver any documents related to the PSU Award or future PSUs that may be granted under the Plan by electronic means or request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
XIII.COUNTRY-SPECIFIC APPENDIX

The PSU Award shall be subject to any additional provisions for Grantee’s country, if any, set forth in the Appendix A. If Grantee relocates to one of the countries included in the supplement during the life of the PSU Award, the additional provisions for such country shall apply to Grantee, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.
XIV.ADMINISTRATIVE POWERS

In addition to the Committee’s powers set forth in the Organon ISP, anything in these Award Terms to the contrary notwithstanding, the Committee may revise the terms of any PSU not yet granted or, granted but prior to the end of an Award Period if unforeseen events occur and which, in the judgment of the Committee, make the application of the Terms of this PSU Award unfair and contrary to their intentions unless a revision is made.
XV.CLAWBACK POLICY

For employees in Band 600 and above, this PSU will be subject to recoupment in the event of certain violations of Company policy in accordance with the Company’s policy for Recoupment of Compensation for Compliance Violations.
XVI.SECTION 409A COMPLIANCE

This paragraph applies only to the extent that the Performance Unit Grantee is a U.S. taxpayer. Anything in the ISP or these Award Terms to the contrary notwithstanding, no distribution of PSUs may be made unless in compliance with Section 409A of the Code or any successor thereto. In addition, distributions, if any, to a “Specified Employee” as defined in Treas. Reg. Sec. 1.409A-1(i) or any successor thereto, to the extent required by Section 409A of the Code, made due to a separation from service (as defined in Section 409A) will not be made before the first day of the sixth month following the separation from service, in the same form as they would have been made had this restriction not applied; provided further, that no dividend or dividend equivalents will be paid, accrued or accumulated in respect of the period during which distribution was suspended.
.

APPENDIX A
ADDITIONAL TERMS AND CONDITIONS FOR GRANTEES OUTSIDE THE U.S.

This Appendix, which is part of the Global Terms for 2021 Performance Share Unit Award under the Organon & Co. 2021 Incentive Stock Plan, contains additional “terms and conditions” that will apply to Grantee if Grantee resides outside the United States.
The terms and conditions in Part A of this Appendix apply to all grantees who reside outside the United States. The additional terms and conditions in Part B of this Appendix will also apply to Grantee if he or she resides in one of the countries referenced in Part B. Part B of this Appendix also includes foreign asset/account reporting, exchange control and other “notifications” which it is helpful information to know in connection with Grantee’s participation in the Plan.
The information in this Appendix is based on the laws in effect in the respective countries as of June 2021. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Grantee not rely on the information in this Appendix as the only source of information relating to the consequences of
Grantee’s participation in the Plan because the information may be out of date at the time that the Award Period on the Award expires and shares of common stock are issued to Grantee or Grantee sells shares of common stock acquired under the Plan.
In addition, the information contained in this Appendix is general in nature and may not apply to Grantee’s particular situation, and the Company is not in a position to assure Grantee of a particular result. Accordingly, Grantee should seek appropriate professional advice as to how the relevant laws in Grantee’s country may apply to Grantee’s situation.
Finally, if Grantee is a citizen or resident of a country, or are considered a resident of a country, other than that in which Grantee is currently working, or transfer residence and/or employment after the Grant Date, the information contained herein may not apply to Grantee in the same manner. The Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply under these circumstances.

APPENDIX A - PART A: ADDITIONAL TERMS AND CONDITIONS FOR ALL COUNTRIES OUTSIDE OF THE UNITED STATES

The following additional terms and conditions will apply to Grantee if Grantee resides in any country outside the United States.
A.Tax Withholding
Regardless of any action the Company and/or the Employer take with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items arising out of Grantee’s participation in the Plan and legally applicable or deemed applicable to Grantee (“Tax-Related Items”), Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains Grantee’s responsibility and may exceed the amount actually withheld by the Company and/or the Employer, if any. Grantee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax- Related Items in connection with any aspect of the PSU Award or underlying shares of common stock, including, but not limited to, the grant, vesting or settlement of the PSU, the subsequent sale of shares of common stock acquired upon the expiration of the Award Period and the receipt of any dividends and/or dividend equivalents; and (ii) do not commit and are under no obligation to structure the terms of the grant or any aspect of the PSU to reduce or eliminate Grantee’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, if Grantee has become subject to tax in more than one jurisdiction, Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable or tax withholding event, as applicable, Grantee shall pay or make arrangements satisfactory to the Company and/or the Employer to satisfy any applicable withholding obligations or rights with regard to all Tax-Related Items. In this regard, Grantee authorizes the Company and/or the Employer, or their respective agents, to withhold any Tax-Related Items directly from a Performance Share Unit before it is denominated in actual shares of common stock as provided in paragraph A of Section VI. Alternatively, the Company and/or their Employer may, in their discretion, satisfy the Tax-Related Items by one or a combination of the following: (i) withholding from Grantee’s wages or other cash compensation paid to Grantee by the Company, the Employer and/or any parent, subsidiary, affiliate or JV; or (ii) withholding from proceeds of the sale of shares of common stock acquired at expiration of the Award Period either through a voluntary sale or through a mandatory sale arranged by the Company (on Grantee’s behalf pursuant to this authorization); provided, however, that if Grantee is a Section 16 officer of the Company under the Exchange Act, then the Company will withhold any Tax-Related Items directly from a Performance Share Unit before it is denominated in actual shares of common stock, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by a one or a combination of (i) or (ii) above.
The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates in Grantee’s jurisdiction(s). In the event of over-withholding, Grantee may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in common stock), or if not refunded, Grantee may seek a refund from the local tax authorities. In the event of under-withholding, Grantee may be required to pay additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax- Related Items is satisfied by withholding in shares of common stock, for tax purposes, Grantee will be deemed to have been issued the full number of shares of common stock subject to the vested PSUs, notwithstanding that a number of the shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Grantee’s participation in the Plan.
Grantee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Grantee’s participation in the Plan that cannot be satisfied by the means previously described in this section. The Company may refuse to issue or deliver the shares of common stock or the proceeds of the sale of shares, if Grantee fails to comply with his or her obligations in connection with the Tax-Related Items.

B.Nature of Grant
In accepting the PSU Award, Grantee acknowledges and agrees that:

1.the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended or terminated by the Company at any time;
2.the grant of the PSU is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs, even if PSUs have been granted in the past;
3.all decisions with respect to future PSU grants, if any, will be at the sole discretion of the Company;
4.Grantee’s participation in the Plan is voluntary;
5.Grantee’s participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company and shall not interfere with the ability of the Employer to terminate Grantee’s employment or service relationship (if any) at any time;
6.the PSU and any shares of common stock acquired under the Plan, and income from and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Employer, the Company, or any parent, subsidiary, affiliate or JV of the Company, and that are outside the scope of Grantee’s employment or service contract, if any;
7.unless otherwise agreed with the Company, the PSU and any shares of common stock acquired under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with, the service Grantee may provide as a director of the Company or a subsidiary, affiliate or JV of the Company;
8.the PSU and any shares of common stock acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;
9.the PSU and any shares of common stock acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments, and in no event should be considered as compensation for, or relating in any way to, past services for the Employer, the Company or any parent, subsidiary, affiliate or JV of the Company;
10.the future value of the shares of common stock underlying the PSU is unknown, indeterminable and cannot be predicted with certainty;
11.no claim or entitlement to compensation or damages shall arise from termination of the PSU resulting from termination of Grantee’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of employment laws in the jurisdiction where Grantee is employed or the terms of Grantee’s employment agreement, if any);
12.for purposes of the PSU Award, Grantee’s employment relationship will be considered terminated as of the date Grantee is no longer providing services to the Employer or the Company or any parent, subsidiary, affiliate or JV (regardless of the reason for such termination and whether or not later found to be invalid or in breach of the employment laws in the jurisdiction where Grantee is employed or the terms of Grantee’s employment agreement, if any), and unless otherwise expressly provided in this document, Grantee’s right to vest in the PSU under the Plan, if any, will terminate effective as of such date and will not be extended by any notice period or any period of “garden leave” or similar period mandated under local law; the Committee or its delegate responsible for administering the Plan shall have the exclusive discretion to determine when Grantee is no longer providing services for purposes of the grant (including whether Grantee may still be considered to be providing services while on a leave of absence);
13.the PSU and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability;
14.the Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendation regarding Grantee’s participation in the Plan, or the acquisition or sale of underlying shares. Grantee should consult with his or her personal tax, legal and financial advisors regarding the decision to participate in the Plan and before taking any action related to the Plan; and
15.neither the Employer, nor the Company or any parent, subsidiary, affiliate or JV shall be liable for any foreign exchange rate fluctuation between Grantee’s local currency and the United States Dollar that may affect the value of the PSU Award or any amounts due to Grantee pursuant to the vesting of the PSU Award, the subsequent sale of shares acquired under the Plan or the receipt of any dividends and/or dividend equivalents.
C.Insider Trading/Market Abuse Laws
Grantee acknowledges that, depending on his or her broker’s country of residence or where shares of common stock are listed, the Grantee may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to accept, acquire, sell or otherwise dispose of shares of common stock, rights to shares of common stock (e.g., PSUs) or rights linked to the value of shares of common stock under the Plan during such times that Grantee is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdictions or Grantee’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Grantee placed before Grantee possessed inside information. Furthermore, Grantee could be prohibited from (i) disclosing the inside information to any third party and (ii)
“tipping” third parties or causing them otherwise to buy or sell securities. Grantee should keep in mind that third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Grantee understands he or she is responsible for ensuring compliance with any restrictions and should consult with his or her personal legal advisor on this matter.
D.Foreign Asset/Account, Exchange Control and Tax Obligations
Grantee acknowledges that, depending on his or her country, Grantee may be subject to foreign asset/account, exchange control and/or tax reporting requirements as the result of the acquisition of shares of common stock or cash (including dividend equivalents, dividends and the proceeds of the sale of shares of common stock) derived from his or her participation in the Plan, in, to and/or from a brokerage/bank account or legal entity located outside his or her country. The applicable laws of Grantee’s country may require that Grantee reports such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in his or her country. Grantee may also be required to repatriate cash received from participating in the Plan to his or her country within a certain time after receipt. Grantee acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult his or her personal tax, legal and/or financial advisors regarding the same.
E.Language
Grantee acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is sufficiently proficient, so as to allow the Grantee to understand the terms and conditions of this document. If Grantee has received this document, or any other document related to the PSU and/or the Plan translated into a language other than English, and if the translated version is different than the English version, the English version will control, unless otherwise prescribed by local law.
F.Imposition of Other Requirements and Issuance of Shares
The Company reserves the right to impose other requirements on the PSU and the shares of common stock acquired pursuant to the PSU Award, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

APPENDIX A - PART B: COUNTRY-SPECIFIC ADDITIONAL TERMS AND CONDITIONS AND NOTIFICATIONS

Country	Additional Terms and Conditions, and notifications
The People’s Republic of China
Terms and Conditions Payment of Award
Any PSU Award granted to Grantee will be settled in cash only. This means that upon settlement of Grantee’s PSU Award, Grantee will receive in cash the value of the underlying shares of common stock at vesting, less any Tax-Related Items and broker’s fees or commissions, which will be remitted to Grantee via local payroll.

Netherlands	There are no country-specific provisions.
Singapore
Notifications
Restriction on Sale and Transferability
Grantee hereby agrees that any shares of common stock acquired pursuant to the Award will not be offered for sale in Singapore prior to the six-month anniversary of the Grant Date of the Award, unless such sale or offer is made pursuant to one or more exemptions under Part XII Division 1 Subdivision (4) (other than section 280) of the Securities and Futures Act (Chap. 289, 2006 Ed.) (“SFA”) or pursuant to, and in accordance with, the conditions of any other applicable provision(s) of the SFA.
Securities Law Information
The PSU Award is being granted to Grantee pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA, on which basis it is exempt from the prospectus and registration requirements under the SFA, and is not made to Grantee with a view of the PSU Award being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.
Director Notification
If Grantee is a director (including an alternate, substitute, associate or shadow director) of a Singaporean subsidiary, affiliate or joint venture of the Company, Grantee is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore subsidiary, affiliate or joint venture in writing when Grantee receives an interest (e.g., PSUs, shares of common stock) in the Company or any related companies. In addition, Grantee must notify the Singaporean subsidiary, affiliate or joint venture when Grantee sells shares of the Company’s common stock or any related company (including when Grantee sells shares of common stock acquired upon the expiration of the Restricted Period). These notifications must be made within two business days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of Grantee’s interests in the Company or any related company within two days of .either after the director becomes aware of the change in respect of the particulars of any of the aforesaid, the date on which the director becomes a holder of, or acquires an interest in, the shares, debentures, rights, contracts, participatory interests, other securities or securities-based derivatives contacts, whichever last occurs. There is no prescribed form for such disclosure, although in practice, the company secretary normally would prepare a formatted disclosure form that requests the following information: equity award granted, number of shares acquired, description of consideration, if applicable, and the date of the transaction.
A director shall be deemed to have an interest in securities or securities-based derivative contracts referred to above if a family member of the director (not being him or herself a director), holds or has an interest in those securities or securities-based derivatives contract and any contract entered into by, or any grant made to, a family member of a director of a corporation (not being himself a director) shall be deemed to have been entered into by, made or exercised by or made to the director. A “family member” means a spouse, or a son, adopted son, step-son, daughter, adopted daughter or step-daughter below the age of 21 years.

Switzerland
Notifications
Securities Law Information
The offering of participation in the Plan is considered a private offering in Switzerland; therefore, it is not subject to registration in Switzerland. Neither this document nor any other materials relating to the Plan (i) constitute a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be
publicly distributed nor otherwise made publicly available in Switzerland to any person other than an employee of the Company or Employer or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority.
Foreign Asset / Account Reporting Information
Grantee is required to declare all of Grantee’s foreign bank and brokerage accounts in which Grantee holds cash or securities, including the accounts that were opened and/or closed during the tax year, as well as any other assets, on an annual basis on in Grantee’s tax return. This includes Awards granted to Grantee under the Plan which should not be subject to the net wealth tax, but must be reflected “pro memoria” in the statement on bank accounts and securities (Wertschriftenverzeichnis) that Grantee is required to file with Grantee’s tax return.

United Arab Emirates
Notifications
Securities Law Information
The Plan is only being offered to Eligible Employees of the Company and its subsidiaries, affiliates and joint ventures and is in the nature of an “exempt personal offer” of equity incentives to Eligible Employees of the Company’s subsidiary in the United Arab Emirates. The Plan, the Terms and any other grant documents Grantee may receive from the Company are intended for distribution only to such Eligible Employees and must not be delivered to, or relied on by, any other person. Prospective recipients of the securities offered (i.e., shares of the Company’s common stock) should conduct their own due diligence on the securities. If Grantee does not understand the contents of the Plan and the Terms, Grantee should consult an authorized financial adviser. The Emirates Securities and Commodities Authority and the Dubai Financial Services Authority have no responsibility for reviewing or verifying any documents in connection with the Plan. The Ministry of Economy, the Dubai Department of Economic Development, Emirates Securities and Commodities Authority, Central Bank and the Dubai Financial Services Authority, as applicable depending on Grantee’s Employer’s location in the United Arab Emirates, have not approved the Plan or the Terms or taken steps to verify the information set out therein, and have no responsibility for such documents.